Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into effective as of the 14th day of September, 2007 (the “Effective Date”) by and between T-3 Energy Services, Inc., a Delaware corporation (“Employer”) and Gus D. Halas (“Employee”).
1.	Term.
     The term of Employee’s employment under this Agreement shall commence as of the Effective Date first set forth above and shall expire on the day prior to the third (3rd) anniversary of the Effective Date (collectively, the “Term of Employment”). Notwithstanding the foregoing definition of “Term of Employment”, Employee’s employment may be sooner terminated as hereinafter provided, and if so terminated, the Term of Employment shall expire as of the effective date of such termination and all references herein to the “Term of Employment” shall mean the original term as so shortened, except as otherwise expressly provided herein.
     In the event that Employee continues to provide services to Employer after the conclusion of the Term of Employment (including any extensions thereto pursuant to Section 3 below), or any company owned or controlled by Employer (individually the “Company” and collectively the “Companies”) after the conclusion of the Term of Employment, this Agreement shall terminate, subject to the obligations of confidentiality set forth in Section 3 below, the survival provisions set forth in Section 10 [Release and Satisfaction] below, and Employee shall be an “employee at will” from that time forth subject to the terms and conditions of employment specified by Employer for all of its employees at will.
2.	Duties and Reporting Relationship.

(a)	Employee agrees to serve Employer as Chairman, President and Chief Executive Officer of Employer and in such other executive capacities as may be requested from time to time by the Board of Directors of Employer (the “Board”), or a duly authorized committee thereof, and Employee’s authority shall at all times remain subject to the authority of the Board.

(b)	Employee shall have all of the powers, authority, duties and responsibilities usually incident to the position and role of Chairman, President and Chief Executive Officer and shall perform such other reasonable duties, consistent with such position.

(c)	During the Term of Employment, Employee shall devote himself to a full time schedule of work on behalf of Employer and shall use his best efforts to advance the business and welfare of Employer, and Employee will not engage in any other employment or board activities for any direct or indirect remuneration without the prior written consent of the Board. At all times while Employee is employed by Employer, Employee shall abide by any written Company policies which are presented to Employee.

3.	Confidential Information and Covenants Not to Compete.

3.1	Confidential Information.
(i)	In consideration of the benefits received by Employee under this Agreement which he otherwise would not have had but for his entry into this Agreement, Employee hereby agrees that at all times while Employee is employed by Employer, whether during the Term of Employment or thereafter if Employee becomes an employee at will, and thereafter, he will not, without the written consent of Employer, disclose to any person, enterprise, entity or association or otherwise use or exploit for himself or others any “Confidential Information”.

(ii)	The term “Confidential Information” shall mean all proprietary or confidential information or knowledge of or regarding Employer, its Affiliates, venturers or shareholders, whether of a technical, operational, economic, or other nature, and including any trade secrets (including customer lists, identities, and contacts and Company pricing information, know-how, formulas, patterns, inventions, engineering records or data, interpretive or analytical information or data, drilling logs, operating agreements and related records, records of research, proposals, manuals, compilations, programs, devices, methods, processes, techniques, processes, budgets or other financial information, and any other records or information that derive independent economic value, actual or potential, from not being generally known to and not being readily ascertained by proper means by persons other than the holders, licensees, or other authorized holders thereof who can obtain economic value from its disclosure or use.)

(iii)	Notwithstanding the foregoing, Employee may utilize Confidential Information to the extent required by his performance of assigned duties for Employer or which:
(A)	was known to Employee or the public prior to disclosure to Employee in the course of his employment by Employer,

(B)	becomes generally known to the public through no fault of Employee or others owing duties of trust or confidentiality to Employee,

(C)	is lawfully obtained by Employee from another source not under obligation to Employer or any of the Companies regarding disclosure of such information or technology, or

(D)	is developed after the Term of Employment and independently by Employee or his agents without access to or reliance on any Confidential Information.

3.2	Return of Confidential Information.

Upon termination of employment with Employer, whether during the Term of Employment or thereafter if employee becomes an employee at will, Employee will deliver to Employer all tangible displays and repositories of Confidential Information including without limitation trade secrets and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer or its predecessor in interest prior to or subsequent to the execution of this Agreement. Employee agrees that all inventions, improvements in any of the Companies’ methods of conducting their businesses or innovations (in each case, including, by way of expansion and not limitation, policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by him during any time of his employment by Employer prior to or subsequent to the execution of this Agreement belong to the Employer or any other of the Companies and to the extent Employee participated in the creation of any of the foregoing he did so on a work for hire basis. Upon termination of his Employment with Employer, Employee shall promptly disclose such inventions, improvements or innovations to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership by Employer or any other of the Companies and to protect the intellectual property of Employer and the Companies contained therein or represented thereby.

3.3	Covenant Not to Compete.

Employee hereby agrees that:
(i)	During the Term of Employment and until the later of (a) the first (1st) anniversary of the date of termination of Employee’s employment whether by Employee’s resignation or by Employer’s termination of the relationship, and (b) such time as Employee is no longer receiving any payments from Employer pursuant to this Agreement (and as a condition to Employee receiving any such payments) (collectively, the “Non-Compete Period”), Employee shall not within the states of Texas, Louisiana and Wyoming, and Canada and Mexico (i) perform any duties similar in nature to the duties performed by Employee for any of the Companies for any competitor of any of the Companies, whether as an employee, officer, principal, member, advisor, agent, partner, director, stockholder, owner, or consultation of such competitor, and for purposes of this Agreement, “competitor” means any entity engaged in the business of manufacture, remanufacture, sale and distribution of same or similar oilfield products and services to customers in the drilling and completion of new oil and gas wells, the work-over of existing wells and (ii) compete against any acquisition or development of any line of business, property, or project on which the Companies are then involved or which has been worked on or evaluated by Employee as part of his services for Employer during the preceding twelve (12) months and which are still being worked with or evaluated by Employer or any of the Companies.

(ii)	With respect to the preceding paragraph, Employee shall not be deemed to be an owner of a competitor of Employer or any of the Companies where Employee’s ownership interest is less than one percent (1%) of the outstanding stock or membership units of a company whose securities are listed on a national exchange or quoted on the NASDAQ National Market System

(iii)	During the Term of Employment and during the Non-Compete Period, and as a condition to Employee receiving any payments from Employer pursuant to this Agreement to which Employee otherwise would not have been entitled after Employee is no longer employed by Employer, Employee shall not:
(A)	solicit or employ any person for employment by Employee or Employee’s employer if such person is (i) employed by Employer or any of the Companies at that time, or (ii) who has left the employment of any of the Companies for sixty (60) days or less, for any employment position or investment opportunity where such position or opportunity would either interfere with or compete against the activities or businesses of Employer or any of the Companies.

(B)	otherwise induce any person to discontinue his or her employment with Employer or any of the Companies.

(C)	request any present or future customer or supplier of Employer or any of the Companies to curtail or cancel its business with Employer or any of the Companies, or

(D)	unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of Employer or any of the Companies, any names of past or present customers of Employer or any of the Companies or any other non-public information concerning Employer or any of the Companies.
(iv)	Employee understands that the provisions of Sections 3.1, 3.2 and 3.3 may limit his ability to earn a livelihood in a business similar to the business of Employer and the Companies, but as an executive officer of Employer and certain of the Companies, he nevertheless agrees and hereby acknowledges that:
(A)	such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and the Companies;

(B)	such provisions contain reasonable limitations as to time and scope of activity to be restrained; and

(C)	the consideration provided hereunder, including without limitation of any amounts or benefits contemplated to be provided to Employee hereunder following Employee’s termination of employment other than for cause or by Employee’s resignation, is sufficient to compensate Employee for the restrictions contained in Sections 3.1, 3.2, or 3.3 hereof.
(v)	In consideration of the foregoing, and in light of Employee’s education, skills, and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Sections 3.1, 3.2, or 3.3 hereof are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

(vi)	The unenforceability of any specific covenant shall not affect the provisions of any other covenant. If it is judicially determined that any provision of this Section 3.3 or any part thereof is unenforceable under applicable law(s) (statute, common law, or otherwise), then the unenforceable portion shall be deemed to be modified to the extent necessary to render it enforceable, while leaving the remaining portions intact. Employee and the Employer further agree that in the event the said non-competition covenants should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall thereupon consider such non-competition covenants to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other jurisdictions or political subdivisions thereof, the said non-competition covenant shall remain in full force and effect as originally written.

By agreeing to this contractual modification prospectively at this time, the parties intend to make Section 3.3 enforceable under the law(s) of all applicable states so that the entire agreement not to compete or to solicit and any other provisions of this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Thus, if for any reason, the Agreement should be found to be unenforceable in one jurisdiction, the separate and severable covenants of Section 3.3 covering the other jurisdictions will remain in full force and effect.

(vii)	For the purposes of this Section 3, the business of the Employer is described as follows: Employer engages in the manufacture, remanufacture, sale and distribution of oilfield products and services to the oil and gas industry. Employer provides products and services through facilities located throughout North America and internationally (the “Business”).
3.4	Executive Nature of Employment.

Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer’s management group.

Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.

3.5	Consideration.

Each of the covenants of this Section 3 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

3.6	Application to Subsidiaries

For purposes of this Section 3 and of Section 2 hereof, the term “Employer” shall include Employer and any and all of Employer’s subsidiaries or ventures, or any affiliates of Employer (as such term is defined under the Securities Act of 1933), whether currently existing or hereafter formed.

3.7	Assignment of Intellectual Property Rights.

Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, computer software and other things of value (hereinafter collectively referred to as “intangible rights”), whether patentable or not, which are conceived, made, invented or suggested either by him alone or in collaboration with others while employed by Employer and relating to the “Business” (as defined above) and whether or not during regular working hours, shall be promptly disclosed in writing to Employer and shall be the sole and exclusive property of Employer. Employee hereby assigns all of his right, title and interest in and to all such intangible rights and to any trade secrets developed by Employee from and after the Hire Date to Employer and its successors or assigns. Employee further agrees to execute, from time to time upon the request of Employer, such documentation as may be required by Employer to confirm Employee’s intent to so assign and transfer such rights and property, including such rights and property which may not presently exist but which may exist at a later date.

In the event that any of said intangible rights shall be deemed by Employer to be patentable or otherwise registerable under any Federal, state or foreign law, Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefor or registration thereof, and to vest in Employer full title thereto.

4.	Base Salary and Benefits.
4.1.	Base Salary.

During the Term of Employment, Employer shall pay Employee a salary at the rate of Five Hundred Thousand Dollars ($500,000) per annum payable in equal installments at least as frequently as semi-monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees in general. Such salary shall be subject to adjustment under the Employer’s periodic compensation review procedure which shall take into account such factors as job responsibilities, performance and cost of living considerations. In no event shall such salary be adjusted to less than initial amount set forth above.

4.2.	Vacations.

During the Term of Employment, Employee shall be entitled to vacation of the greater of four (4) weeks or the amount of time provided under the vacation policy applicable to employees of Employer generally, as amended from time to time.

4.3	Annual Bonus.

From the Effective Date through the Term of Employment, Employee will be eligible for an Annual Bonus to be awarded, if at all, based on the achievement of performance goals (the “Target Annual Goals”) established annually by the Board or a committee thereof, in consultation with Employee. The Annual Bonus payable to Employee for each fiscal year during the Term of Employment shall be equal to a bonus target of one hundred percent (100%) of Employee’s base salary, with a maximum of one hundred fifty percent (150%) of Employee’s base salary. Once 115% of the Target Annual Goal has been achieved Employee is entitled to an Annual Bonus payment of 150% of his base salary.

4.4	401(k) Savings and Retirement Plan.

Employee will be entitled to participate in Employer’s 401(k) Savings and Retirement Plan, applicable to employees of Employer generally.

4.5	Option Grant.

In accordance with the terms of Employer’s 2002 Stock Incentive Plan, Employer shall promptly deliver to Employee after the execution and delivery of this Agreement, stock options to purchase 30,000 shares of Employer’s stock at a strike price equal to the fair market of Employer’s common stock on the date of grant. Additionally, Employer shall grant to Employee on the first and second anniversary of the Effective Date and during the Term of Employment, subsequent stock option grants of 30,000 shares of Employers stock at a strike price equal to the fair market of Employer’s common stock on the date of grant. The stock options granted pursuant to this option grant shall vest one-third (1/3rd) on the first anniversary of the Effective Date and each year thereafter in 1/3rd increments for a period of three years, conditioned on Employee’s continued employment with Employer. It is further clarified that pursuant to this option grant, Employer is granting Employee a total of three (3) option grants of 30,000 shares per grant during the Term of Employment whereby said options that shall vest according to the above referenced vesting schedule.

4.6	Restricted Stock Grant.

Employee shall receive restricted stock grants of 10,000 shares upon the execution and delivery of this Agreement and additional restricted stock grants of 10,000 shares on the first and second anniversary of the Effective Date and during the Term of Employment. The restricted stock grants shall be issued pursuant to Employer’s restricted stock award agreement. It is further clarified that pursuant to this restricted stock grant, Employer is granting Employee a total of three (3) restricted stock grants of 10,000 shares per grant during the Term of Employment, and said restricted stock grant shall be subject to the same vesting schedule as defined in Section 4.5.

4.7	Medical Insurance and Other Benefits.

During the Term of Employment, Employer shall furnish Employee with such medical, hospital, and life insurance as is furnished to employees of Employer generally, as amended from time to time. Employee also shall be entitled to participate in all other benefit programs which are maintained by Employer and available to its executive officers generally and under the same terms as available to Employer’s executive officers generally. Employee acknowledges that he shall have no vested rights under or in respect of his participation in any such program except as expressly provided under the terms thereof.

4.8	Automobile.

Employer shall provide Employee with an automobile allowance in an amount of $1,000 per month (which includes appropriate gross-up calculations).

4.9	Dues.

Employer shall reimburse Employee for all dues and assessments paid by Employee to a country club, not to exceed Five Hundred Dollars ($500) per month, though the Term of Employment; provided, however, that such country club (a) is located within the Houston, Texas metropolitan area, and (b) does not exclude persons from its membership or guests of members on the basis of race, gender, or religious beliefs.
5.	Expenses.

Employer will pay or reimburse Employee for such reasonable travel, entertainment, use of a cellular phone, or other expenses as he may reasonably incur during the Term of Employment in the performance of his duties hereunder, but only to the extent that Employee shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time reasonably require or request in accordance with its policies.

6.	Death or Total Disability of Employee.

If Employee dies or becomes totally disabled during the Term of Employment, the Term of Employment shall automatically terminate and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such death or disability (or sooner if required by law), an amount equal to the base compensation accrued and unpaid (“Accrued Compensation”) as of the time of such death or disability and Employee shall be entitled to such other benefits provided for under Section 4 which have accrued and have not been forfeited as of the time of such death or disability when and if provided to be paid pursuant to the terms of any applicable Employer plans or programs, including without limitation the then-accrued portion of the Employee’s annual bonus for the current year that is otherwise projected to be payable (based on current operating results) in the event Employee were to have remained employed through the normal payment date of such bonus (“Accrued Benefits”). For purposes of this Section, Employee shall reasonably be deemed “totally disabled” as of the time the Board shall find, on the basis of medical evidence satisfactory to the Board, that, as a result of a mental or physical condition, Employee is unable to perform his normal duties of employment hereunder or is prevented from engaging in the same level of performance as he engaged in prior to the onset of such condition, giving effect to any reasonable accommodations which can be made by Employer, and that such disability is likely to continue for a substantial period of time. Notwithstanding the foregoing, it is agreed that Employer’s obligation to make the payments contemplated by this Section is subject to Employee’s compliance with the provisions of Section 3 of this Agreement.

7.	Termination for Good Cause.

Employee’s employment may be terminated by Employer for “Good Cause”, as described below. Upon such termination, Employer’s obligation to compensate Employee shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such termination (or sooner if required by law), any Accrued Compensation as of the time of such termination and Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan. The term “Good Cause” includes, but is not limited to any one or more of the following occurrences:
(a)	Employee’s breach of any of the covenants contained in Section 3 of this Agreement;

(b)	Employee’s conviction of a felony punishable by imprisonment;

(c)	Employee’s commission of an act of fraud with respect to the business and affairs of Employer or its customers, whether prior or subsequent to the date hereof upon Employer or the Companies or any of their subsidiaries, ventures or affiliates;

(d)	Employee’s willful failure or refusal to perform his duties as required by this Agreement, provided that, the termination of Employee’s employment pursuant to this subparagraph (d) shall not constitute valid termination for Good Cause unless Employee shall first have received written notice from the Board stating with specificity the nature of such failure or refusal in the performance of duties and affording Employee at least fifteen (15) days to correct the act or omission complained of;

(e)	Gross negligence, theft of Employer’s or its Affiliates’ property, or the theft of any property of any customers or suppliers, material violation by Employee of any duty of loyalty to Employer, or any other material misconduct on the part of Employee which results in or could cause a material financial loss by Employer; or

(f)	Material violation of any written employee policy promulgated by Employer or its Affiliate and applicable to Employee, as in effect at that time, including, without limitation, the receipt of any kick-back or side payment from any customer, supplier or vendor; provided, however, any such material violation must be listed in the employee policy as a termination for Good Cause violation.
Notwithstanding the foregoing, and except as provided below, termination of Employee’s employment by resignation shall be deemed a termination for Good Cause and shall be effective as of the effective date of such resignation, but acceptance of such resignation by Employer shall not be deemed a waiver of any right of Employer or the Companies under this Agreement. If Employee, (i) through action of the Employer (a) ceases to hold the title of Chairman, President or Chief Executive Officer, (b) ceases to report directly to the Board, (c) experiences a circumstance in which any significant business function of Employer for which Employee has primary responsibility becomes the responsibility of any individual who does not report directly or indirectly to Employee, or (d) has been transferred to any place other than the Houston, Texas metropolitan area (unless such cessation or transfer is the result of events which would otherwise entitle Employer to terminate Employee for good cause under this Section 7, and (ii) resigns from Employer within sixty (60) days of such event, then Employee’s resignation under such circumstances shall be deemed a termination other than for good cause and have the effect set forth in Section 9 below (herein, a “Constructive Termination”). For purposes of clarification, if Employer delegates to any individual responsibility for any significant business function, which prior to such delegation, was the direct responsibility of Employee, such delegation shall not be a Constructive Termination so long as such delegate continues to report directly or indirectly to Employee. In addition, and notwithstanding anything in this Section to the contrary, neither of the following shall be deemed a Constructive Termination (i) any reporting directly to the Board or a committee thereof by the Employer’s chief financial officer, chief legal officer or other employees, that is either customary or required by applicable law, or (ii) any activities by, or delegation of responsibility to, the Chairman of the Board. Further, it is understood that Employer’s obligation to make any payments contemplated by this Agreement (other than any payments required by law upon termination of employment which must be made absent the existence of this Agreement) is subject to Employee’s compliance with the provisions of Section 3 of this Agreement.
8.	Change of Control.

(a)	A “Change of Control” shall mean the closing of a transaction or series of transactions in which either:
(i)	more than fifty percent (50%) of the voting power of Employer or,

(ii)	all or substantially all of the assets of Employer
are transferred to a party that was not a significant stockholder, member, or partner in the Employer or any of its Companies prior to such transaction or series of transactions.

(b)	Upon the occurrence of a Change of Control (as defined herein), all stock options to purchase shares of Employer’s common stock and all restricted stock grants shall fully vest notwithstanding any vesting schedule based on the expiration of time contained in such stock option or restricted stock grant.

(c)	Upon the occurrence of a Change of Control (as defined herein), Employer shall promptly pay to Employee an amount equal to three (3) times Employee’s annual base pay and bonus. The bonus payment shall be equal to the average annual bonus pay for the prior two fiscal years of employment.

9.	Other Termination.

Employer may terminate Employee’s employment hereunder at any time for any reason other than those referred to above as good cause or for not reason at all, and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease upon such termination, except, that (a) Employer shall pay Employee, within thirty (30) days of such termination, (i) any Accrued Compensation as of the time of such termination and (ii) the amount equal to the unvested portion of employer contributions credited to Employee’s account under Employer’s 401(k) plan determined as of Employee’s actual date of termination that will be forfeited as a result of such termination, (b) Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan; (c) Employer shall pay Employee an amount equal to three times Employee’s annual base pay and bonus as referenced in Section 8 (c); provided however, in the event Employer makes or has made the payment described in Section 8 hereof, Employee shall not be entitled to the severance payment described in this subsection (c); and (d) all stock options to purchase shares of Employer’s common stock and all restricted stock grants shall fully vest notwithstanding any vesting schedule based on the expiration of time contained in such stock option or restricted stock grant. Except as may be required by state or federal law, Employee shall not be entitled to any other compensation or benefits whatsoever if Employee’s employment is terminated pursuant to this paragraph.

10.	Release and Satisfaction.

(a)	Unless precluded by state or Federal law, with respect to Employee, his heirs, executors, legal representatives, successors and assigns, each payment by Employer of the amounts and benefits provided under Section 6, 7 or 9, hereof shall release, relinquish and forever discharge Employer and any director, officer, employee, shareholder, agent or Affiliate of Employer of and from any and all claims, damages, losses, costs, expenses, liabilities, or obligations, whether known or unknown which relate to facts or events occurring prior to each payment under Section 6, 7 or 9, (other than any such claims, damages, losses, costs, expenses, liabilities, or obligations arising prior to the termination of Employee’s employment and (i) covered by any written indemnification arrangement of Employer with respect to Employee, (ii) arising under any written employee benefit plan or arrangement, whether or not tax-qualified, covering Employee, or (iii) constituting a statutory right that is not waivable by a party to this Agreement), which Employee has incurred or suffered or may incur or suffer as a result of Employee’s employment by Employer or the termination of such employment.

(b)	Any termination of Employee’s employment and any expiration of the Term of Employment under this Agreement shall not affect the continuing operation and effect of Section 3 or this Section 10, both of which shall survive and continue in full force and effect with respect to each of the parties and their respective heirs, executors, personal representatives, successors or permitted assigns. Nothing in Section 10 shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Employee to Employer or others from any act or omission by Employee enumerated in Section 7 hereof as a possible basis for termination of Employee’s employment for Good Cause.

11.	Miscellaneous.
11.1.	Severability.

If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.

11.2.	Modification and Waiver of Breach.

No waiver or modification of this Agreement shall be binding unless it is in writing sighed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature

11.3.	Assignment

The rights and obligations of Employer under this Agreement may, without the consent of Employee, be assigned by Employer, in its sole discretion, to any subsidiary, venture or affiliate of Employer.

11.4.	Notices.

Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein (other than routine correspondence in the ordinary course of business) shall be in writing and shall be deemed validly given, made or served:
(a)	on the date on which it is delivered personally with receipt acknowledged,

(b)	five (5) business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid),

(c)	one (1) business day after it is sent by overnight courier (charges prepaid; confirmation of receipt documented), or

(d)	on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telephone facsimile transmission, provided that the sender receives electronic confirmation that the document has been received by the recipient’s facsimile transmission equipment.
Notices to Employer shall be addressed as follows:
T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054
Attention: General Counsel
Phone: 713-996-4136
Fax: 713-996-4123
Notices to Employee shall be addressed as follows:
To the current residential address or fax number of Employee, as indicated in the Human Resources Department files kept by Employer or its designee.
Either Party shall also be entitled to from time to time provide any other address for notices to be received under this Agreement.

11.5.	Counterparts.

This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all parties and their successors and permitted assigns, notwithstanding that not all parties may be signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to another counterpart of this Agreement and such counterparts, when so attached, shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Agreement by telephonic facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

11.6.	Construction of Agreement.

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas without regard to any principles of conflicts of law which would require the application of the law of another jurisdiction.

11.7.	Merger; Complete Agreement.

This Agreement and any other documents executed contemporaneously herewith, contain the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments and other understandings.

11.8.	Non-Transferability of Employee’s Interest.

None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or otherwise transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any other attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.

11.9	Key Man Insurance.

Employee recognizes and acknowledges that Employer or its affiliates may (but shall not be obligated to) seek and purchase one or more policies providing key man life insurance with respect to Employee, the proceeds of which would be payable to Employer or such affiliate. Employee hereby consents to Employer’s or its affiliate’s seeking and purchasing such insurance and will provide such information, undergo such medical examinations, execute such documents, and otherwise take any and all actions necessary or desirable in order for Employer or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.

11.10.	Legal Fees.

If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

11.11.	Submission to Jurisdiction.

Each party irrevocably consents that any legal action or proceeding against it or any of its property with respect to this agreement or any other agreement executed in connection herewith may be brought in any State or Federal court in Harris County, Texas and by the execution and delivery of this Agreement each party accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.
11.12.	Arbitration.

Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of Employer or Employee be solely and finally settled by arbitration conducted in Houston, Texas, by and in accordance with the existing rules for commercial arbitration of the American Arbitration Association (“AAA”), or any successor organization. Judgment upon any award rendered by the arbitrator may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the AAA (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this section shall be made within 180 days from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.
The Parties have executed this Agreement effective as of the date first set forth above with the intent to be legally bound by this Agreement.

EMPLOYER T-3 Energy Services, Inc.
By:
Name:
Title:

EMPLOYEE Gus D. Halas

Signature

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